Exhibit 99.1

Akumin Announces Executive Departure

March 18, 2022 – Plantation, FL – Akumin Inc. (NASDAQ/TSX: AKU) (“Akumin” or the “Company”) announced the departure of its President and Co-Chief Executive Officer, Rhonda Longmore-Grund, effective today, following the decision by its board of directors to not continue with the co-CEO arrangement. Riadh Zine will remain as Chairman and Chief Executive Officer of Akumin.

Ms. Longmore-Grund became President and Co-Chief Executive Officer of Akumin on the closing of the acquisition by the Company of Alliance HealthCare Services, Inc. (“Alliance”) on September 1, 2021. She has since assisted the Company with the integration of the two businesses.

Riadh Zine, Chairman and Chief Executive Officer of Akumin, commented, “On behalf of the board of directors of Akumin, I would like to thank Rhonda for her dedication and contributions to date. Rhonda successfully assisted us through a period of transition following our acquisition of Alliance, which has secured Akumin’s position as one of the most comprehensive radiology and oncology solutions providers in the United States. We wish her the very best in her next endeavors.”

About Akumin

Akumin is a national partner of choice for U.S. hospitals, health systems and physician groups, with comprehensive solutions addressing outsourced radiology and oncology service line needs. Akumin provides: (1) fixed-site outpatient diagnostic imaging services through a network of more than 200 owned and/or operated imaging locations; and (2) outpatient radiology and oncology services and solutions to approximately 1,000 hospitals and health systems across 46 states. By combining clinical and operational expertise with the latest advances in technology and information systems, Akumin facilitates more efficient and effective diagnosis and treatment for patients and their providers. Akumin’s imaging procedures include MRI, CT, positron emission tomography (PET and PET/CT), ultrasound, diagnostic radiology (X-ray), mammography, and other interventional procedures; cancer care services include a full suite of radiation therapy and related offerings. For more information, visit www.akumin.com and www.alliancehealthcareservices-us.com.

For further information:

R. Jeffrey White

Investor Relations

1-866-640-5222

jeffrey.white@akumin.com